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                                                                   EXHIBIT 28(e)

                        NOTICE OF RESTRICTED STOCK AWARD
                              GRANTED MAY 30, 2000
                                ("Grant Notice")

To Charles C. Conaway

1. Grant of Award. Pursuant to Section 10(d) of the employment agreement dated May 30, 2000 between Kmart Corporation (the "Company") and you, you are hereby granted, effective May 30, 2000, 615,000 restricted shares of the Company's Common Stock (the "Restricted Stock"), to be issued subject to the terms and conditions of this Grant Notice. Subject to Paragraphs 5, 6 and 7 below, the restrictions on the Restricted Stock shall expire as follows: May 30, 2004 with respect to 307,500 shares; May 30, 2005, with respect to 307,500 shares (the "Expiration Date(s)").

2. Issuance of Stock. As soon as practicable, the Company shall cause the shares of Restricted Stock to be issued in your name, and they will be held in the custody of the Company or its designee for your account, shall be subject to the restrictions described herein and shall bear appropriate legends with respect to the restrictions described herein.

3. Possible Offset and Reduction. This award of Restricted Stock is subject to the offset and reduction provisions set forth in Section 10(g) of the Employment Agreement.

4. Certain Terminations. In the event that your employment shall be terminated without Cause or there shall be a Constructive Termination (as such capitalized terms are defined in the Employment Agreement) prior to the Expiration Date(s), the restrictions set forth in Paragraph 4 shall lapse and the shares of Restricted Stock shall no longer be subject to forfeiture. In each case, except as otherwise provided in this Grant Notice, a stock certificate representing the applicable shares of the Company's Common Stock, free of any restrictions and legend except as may be imposed by law, shall be issued to you as soon thereafter as practicable in an amount equal to the applicable number of shares issued as Restricted Stock.

5. Dividends and Voting. After issuance in your name of the shares of Restricted Stock and so long as the Restricted Stock is outstanding, you shall have the right to vote and receive dividends with respect to such shares, provided that dividends paid, if any, with respect to such shares during the period such shares remain subject to forfeiture pursuant to Paragraph 4 shall be held in the custody of the Company or its designee for your account and shall be subject to the same restrictions as apply to the Restricted Stock. Without limiting the foregoing, (a) in the event of a forfeiture of shares of Restricted Stock, such dividends shall be forfeited in the same proportion as such




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shares and (b) when you or your estate becomes entitled to a stock certificate pursuant to Paragraph 5, you or your estate shall be entitled to receive all retained dividends less any dividends that may have been forfeited. Upon the payment of such amount to you or your estate, you or your estate shall also be entitled to receive interest on such amount from the respective dividend payment dates at a reasonable rate to be determined by the Compensation and Incentives Committee. All payments of dividends and interest shall be subject to applicable tax withholding requirements.

6. Nontransferability/Forfeiture. Neither the award nor any shares of Restricted Stock or the right to vote or receive dividends may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by you or are subject to any of your debts or liabilities until the applicable Expiration Dates.

         The award and the shares of Restricted Stock issued hereunder are subject to the terms and conditions of this Grant Notice and, except as otherwise provided herein, the applicable shares of Restricted Stock shall be immediately forfeited and reacquired by the Company and all of your rights thereto shall terminate without further obligation on the part of the Company if your employment with the Company terminates prior to the applicable Expiration Date. Notwithstanding anything to the contrary in this Paragraph 4, if you violate the provisions of Section 12 of the Employment Agreement, all unvested shares of Restricted Stock shall be immediately forfeited and reacquired by the Company.

7. Expiration of Restrictions/Employment Requirement. Except as otherwise provided in this Grant Notice, if your employment with the Company or any of its Subsidiaries continues to the Expiration Date(s), or employment with the Company terminates due to death or Disability prior to the Expiration Date(s), a stock certificate representing the applicable shares of the Company's Common Stock, free of any restrictions and legend except as may be imposed by law, shall be issued to you or your estate as soon as practicable after each Expiration Date or the date of death or termination due to Disability, as the case may be, in an amount equal to the applicable number of shares issued as Restricted Stock.

         In the event of your death or Disability, either before or after the Expiration Date(s), any shares of the Company's Common Stock which you are entitled to have issued free of restriction which have not yet been issued shall in the case of death be issued to your legal representative of your estate, and may in the case of Disability be issued to your legal representative or guardian. The Compensation and Incentives Committee may require an indemnity and/or such evidence or other assurances as it may deem necessary prior to such issuance.




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8. Change in Control. In the event of a Change in Control (as defined in the
Employment Agreement) and prior to the Expiration Date(s), the restrictions set forth in Paragraph 4 shall lapse and the shares of Restricted Stock shall no longer be subject to forfeiture. In that case, except as otherwise provided in this Grant Notice, a stock certificate representing the applicable shares of the Company's Common Stock, free of any restrictions and legend except as may be imposed by law, shall be issued as soon thereafter as practicable in an amount equal to the applicable number of shares issued as Restricted Stock.

9. SEC Registration. As soon as practicable, the Company shall file a registration statement on Form S-8 (or any successor form) with the SEC under the Securities Act of 1933 covering the issuance of the shares of Restricted Stock issuable hereunder and shall maintain the effectiveness of such registration statement until you sell all of the shares of Restricted Stock issued hereunder or legal counsel advises that you are free to sell such Restricted Stock without registration.

10. Withholding Tax. Notwithstanding anything to the contrary in this Grant Notice, the obligations of the Company to issue stock free of restrictions upon the vesting of any portion of the Restricted Stock shall be contingent upon your satisfaction of all applicable withholding tax requirements. Such issuance shall be subject to reduction in the number of such shares, if necessary, to comply with applicable withholding tax obligations.

         You may elect, in such form and at such time as the Company may prescribe, to satisfy any tax required to be withheld under applicable federal, state or local law upon issuance of the stock, in whole or in part, by either having the Company withhold whole shares of Kmart Corporation Common Stock or by delivering other whole shares of Kmart Corporation Common Stock owned by you for at least six months, having a Fair Market Value (as such Capitalized Term is defined in the Kmart Corporation 1997 Long-Term Equity Compensation Plan) equal to the amount withheld.

11. General. The validity and construction of this Grant Notice shall be governed by the laws of the State of Michigan without reference to principles of conflict of laws.

         This grant is not made pursuant to the Kmart Corporation 1997 Long-Term Equity Compensation Plan, however, except as expressly set forth herein or in the Employment Agreement, this option shall be governed by the terms of such Plan; provided, however, that Section 13.3 of the Plan shall be expressly disregarded for purposes of this Grant Notice. If there is any conflict between such Plan and this Grant Notice, this Grant Notice shall govern. If there is any conflict between the Employment Agreement and either the Grant Notice or the Plan (including, but not limited to, Section 13.3), the Employment Agreement shall govern.




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                  The obligation of the Company to issue and deliver any stock under this grant is specifically subject to all applicable laws, rules, regulations and required governmental approvals. The Company shall use its reasonable best efforts to obtain such approvals as promptly as practicable.



                                                   Kmart Corporation



                                                   By: /s/ N.W. LaDuke
                                                       -------------------------


Accepted and agreed:




/s/ Charles C. Conaway
------------------------------
   Charles C. Conaway